UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2012

Freescale Semiconductor, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-35184	98-0522138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 6, 2012, Richard M. Beyer, a member of the Board of Directors (the "Board") of Freescale Semiconductor, Ltd. (the "Company") and the Company’s former Chief Executive Officer, informed the Board’s Nominating and Corporate Governance Committee that he will not stand for re-election as a director at the Company’s next annual general meeting. There were no disagreements with the Company on any matter related to the Company’s operations, policies or practices that led to Mr. Beyer’s decision. Mr. Beyer plans to continue serving on the Board until the Company’s next annual general meeting in the second quarter of 2013.

Item 8.01 Other Events.

In connection with Mr. Beyer’s announcement that he will not stand for re-election at the Company’s next annual general meeting, Mr. Beyer entered into a written trading plan in compliance with Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 permits officers and directors of public companies to enter into predetermined plans for trading specified shares. Mr. Beyer’s trading plan provides for the sale of up to 407,139 common shares received under a restricted share unit award and 2,562,027 common shares through the exercise of stock option awards, in each case granted to Mr. Beyer while he was the Company’s Chief Executive Officer. Under the terms of the Company’s equity incentive award programs and Mr. Beyer’s awards, outstanding stock options will expire if not exercised within 90 days of the date Mr. Beyer is no longer a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Ltd.

November 8, 2012	By:	/s/ Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary